Exhibit 99.1

     Balchem Corporation to Purchase the Marano Ticino Choline Chloride and
                      Methylamines Business of Akzo Nobel

         New Hampton,  New York,  April 2, 2007 - Balchem  Corporation  (NASDAQ:
BCPC) today announced that its European subsidiary, Balchem, B.V. entered into an agreement under which it will acquire the choline chloride and methylamines businesses located in Marano Ticino, Italy from Akzo Nobel Chemicals S.p.A. Akzo Nobel is a global leader in the chemical industry, and its Marano Ticino operation employs approximately eighty people, manufacturing and distributing choline, methylamines and derivative products to customers around the world.

         "This acquisition provides a production platform that will enable us to better serve the expanding worldwide human and animal choline chloride demand and it also adds a direct commercial European presence, which we now deem necessary. In addition to choline nutritional products, we gain access to production and technology for methylamines, metam sodium and other products for various industrial applications. This platform should provide many opportunities for Balchem to leverage its global growth plans," said Dino A. Rossi, President, CEO and Chairman of the Board of Directors of Balchem.

         In 2006, this Akzo operation realized approximately US$35 million in revenue. This revenue, when added to Balchem's 2006 result and its other acquisition in 2007, raises Balchem revenues on a pro forma basis for 2006 to approximately $175 million from $101 million.

         Choline chloride is an essential nutrient for optimum animal growth, and is integral in building, regulating, and maintaining cell membrane integrity and porosity. It also acts as a lipotropic agent, which aids in the utilization and outward transport of fat in the liver. Choline chloride and its derivatives are also used in many other industrial applications. Methylamines are used as raw materials for the production of choline chloride and also widely used in many chemical and industrial applications.

         The parties estimate the transaction will close within the next thirty to sixty days after satisfaction of customary conditions contained in the agreement. For additional details regarding this transaction, please refer to Balchem's Form 8-K to be filed with the US Securities and Exchange Commission (www.sec.gov).

About Balchem Corporation
Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients, our unencapsulated feed supplements segment. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional segment provides proprietary microencapsulation solutions to an expanding variety of applications. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.


Contact:   Frank Fitzpatrick, Chief Financial Officer
           Telephone:  845-326-5600